Press Release For immediate release
Invesco Ltd. Announces May 31, 2019
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, June 11, 2019 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,159.3 billion, an increase of 18.9%. The increase was driven by the OppenheimerFunds combination, modest net long-term inflows and reinvested distributions, partially offset by unfavorable market returns, lower money market AUM, foreign exchange, and non-management fee earning AUM outflows. FX decreased AUM by $3.7 billion. Excluding the acquisition, assets under management (AUM) decreased 3.9% month over month. Completion of the OppenheimerFunds combination on May 24 increased month-end AUM by $222.3 billion (See Note 1). Additionally, the company reclassified certain AUM between asset classes; all periods have been restated to reflect the change (See Note 2). Preliminary average total AUM for the quarter through May 31 were $990.2 billion, and preliminary average active AUM for the quarter through May 31 were $732.5 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2019(a)	$1,159.3	$543.0	$269.0	$61.7	$96.3	$189.3
April 30, 2019	$975.2	$426.5	$223.4	$60.4	$97.4	$167.5
March 31, 2019	$954.8	$412.5	$220.3	$58.2	$97.0	$166.8
February 28, 2019	$945.7	$408.9	$213.8	$58.5	$97.2	$167.3
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2019(a)	$905.2	$362.1	$214.1	$60.9	$96.3	$171.8
April 30, 2019	$713.6	$237.5	$169.5	$59.6	$97.4	$149.6
March 31, 2019	$704.3	$233.6	$167.4	$57.4	$97.0	$148.9
February 28, 2019	$702.9	$234.3	$165.0	$57.7	$97.2	$148.7
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

May 31, 2019(a)	$254.1	$180.9	$54.9	$0.8	$—	$17.5
April 30, 2019	$261.6	$189.0	$53.9	$0.8	$—	$17.9
March 31, 2019	$250.5	$178.9	$52.9	$0.8	$—	$17.9
February 28, 2019	$242.8	$174.6	$48.8	$0.8	$—	$18.6

(1)
AUM month-end increase of $222.3 billion resulting from the Oppenheimer Funds combination added $147.7 billion to Equity, $42.6 billion to Fixed Income, $3.7 billion to Balanced, $3.8 billion to Money Market, and $24.5 billion to Alternatives at month end. AUM acquisition value on May 24 was $224.4 billion.

(2)
AUM reclassifications resulted in AUM increases/(decreases) by asset class: ($19.4 billion) of Equity; ($17.1 billion) of Fixed Income; $9.5 billion of Balanced; ($1.1 billion) of Money Market; $28.1 billion of Alternatives.

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM include index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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